                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. 2)


Filed by the Registrant[ ]

Filed by a Party other than the Registrant[X]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             Detection Systems, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


    ------------------------------------------------------------


    2) Aggregate number of securities to which transaction applies:


    ------------------------------------------------------------


    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:


    ------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:


    ------------------------------------------------------------


    2) Form, Schedule or Registration Statement No.:


    ------------------------------------------------------------


    3) Filing Party:


    ------------------------------------------------------------


    4) Date Filed:


    ------------------------------------------------------------

                        PRELIMINARY COPY - AUGUST 4, 2000


                             DETECTION SYSTEMS, INC.

                   -------------------------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                   -------------------------------------------

   PROXY STATEMENT OF ULTRAK, INC. IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                            DETECTION SYSTEMS, INC.

     This Proxy Statement is being furnished to holders of common stock, par value $0.05 per share ("Common Stock"), of Detection Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Company's principal executive offices are located at 130 Perinton Parkway, Fairport, New York 14450. The solicitation is being conducted by Ultrak, Inc. ("Ultrak"). Ultrak's principal executive offices are located at 1301 Waters Ridge Drive, Lewisville, Texas 75057. Ultrak beneficially owns approximately 21% of the outstanding Common Stock. As more fully discussed below, Ultrak is soliciting proxies in connection with the Annual Meeting for the election of Ronald F. Harnisch, Robert L. Frome and William D. Breedlove as directors of the Company (collectively, the "Ultrak Nominees" and each, an "Ultrak Nominee"), to serve until their successors are duly elected and qualified.


     The Company has announced that it will not schedule the Annual Meeting until it has completed its study of strategic alternatives for resolving the pending proxy contest. Only stockholders of record at the close of business on the record date for the Annual Meeting (the "Record Date"), which has not yet been announced by the Company, will be entitled to notice of and to vote at the Annual Meeting.

     The BLUE proxy card to be supplied by Ultrak may be executed by holders of record as of the Record Date. You are urged to sign and date the BLUE proxy card to be supplied by Ultrak and return it in the enclosed envelope whether or not you attend the meeting.


     YOUR VOTE IS IMPORTANT. If you agree with the reasons for Ultrak's solicitation set forth in this Proxy Statement and believe that the election of the Ultrak Nominees to the Board of Directors can make a difference, we urge you to vote for the election of Ultrak's nominees, no matter how many or how few shares you own.

     Ultrak urges you NOT to sign any proxy card that is sent to you by the Company.

     If you have any questions, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                                 (800) 223-2064


     This Proxy Statement is first being sent or given to stockholders on or about August __, 2000.

                                     GENERAL

     At the Annual Meeting, five directors are to be elected to the Company's Board of Directors (the "Board of Directors") to hold office for a one-year term and until their successors have been elected and qualified. Ultrak is seeking your proxy for the election to the Board of Directors of three individuals -- Ronald F. Harnisch, Robert L. Frome and William D. Breedlove (the "Ultrak Nominees"). If each of the Ultrak Nominees are elected, the Ultrak Nominees will constitute a majority of the Company's Board of Directors.

     The Company reported in its annual report on Form 10-K filed on June 29, 2000 that, as of June 2, 2000, the Company's outstanding voting securities consisted of 6,364,000 shares of Common Stock. The holders of a majority of shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum under the Company's bylaws. Each share of Common Stock entitles its owner to one vote, and a plurality of votes cast at a meeting at which a quorum is present or otherwise represented is necessary to elect each of the Ultrak Nominees. For information concerning voting procedures at the Annual Meeting, see "Voting and Proxy Procedures."

     Ultrak is a Delaware corporation and is in the business of designing, manufacturing, marketing, selling and servicing innovative electronic products and systems for use in security and surveillance, industrial video and professional audio markets worldwide. Ultrak beneficially owns 1,335,100 shares of Common Stock, representing approximately 21% of the outstanding shares of Common Stock.

                          REASONS FOR THIS SOLICITATION

     Ultrak has nominated the Ultrak Nominees for election as directors to help ensure that the Board of Directors addresses Ultrak's concerns regarding shareholder value. Specifically, if elected, the Ultrak Nominees will seek to cause the Board of Directors to retain an investment banking firm, which would be charged with reviewing all strategic alternatives available to the Company, including a sale of the Company. Ultrak wants to cause the Company to hire an investment banker and to explore the possibility of a sale of the Company and other alternatives in order to provide to stockholders the value that Ultrak believes management has failed to produce.

     Ultrak believes, based on discussions with Robert Bosch, GmbH and other third parties (described below under "Background of Ultrak's Efforts to Increase Value for the Company's Shareholders"), that one or more companies in the Company's industry are interested in purchasing the Company and that such potential purchasers understand that a successful purchase of the Company would require the payment of a premium. There can be no assurance that Bosch or such other third parties will remain interested in purchasing the Company, and there can be no assurance that any such sale will occur or as to the price at which any such sale may be proposed or consummated.

     Ultrak is not a potential buyer of the Company and in fact would be precluded until October 30, 2003 from buying the Company under Section 912 of the New York Business Corporation Law, which provides that once a person acquires 20% or more of a New York corporation's voting stock without prior board approval, such person cannot enter into a "business combination" with the corporation for a period of five years even if the board approves the business combination prior to the end of the five-year period. The Ultrak Nominees are neither employees nor directors of Ultrak and, if elected, will act in the best interests of the Company's shareholders.

     Anemic Stock Performance
     ------------------------


     The Company's stock performance over the past five fiscal years has been relatively poor, showing just a 13.8% compound annual growth rate over that period (based on reported closing stock prices on March 31, 1995 and March 31, 2000). Meanwhile, the Nasdaq Composite Index, to which the Company compared its own stock in the Company's proxy statement dated July 8, 1999 relating to the 1999 Annual Meeting of Stockholders (the "Company Proxy Statement") has shown a 41.6% compound annual growth rate over that same period. (For the previous five-year period ended March 31, 1999, the Company showed a 4.9% compound annual growth rate as compared to a 27.9% compound annual growth rate for the Nasdaq Composite Index.) As a 21% shareholder, Ultrak is disappointed with these results and believes that a sale of the Company could provide substantially greater value to shareholders than the historical performance of the Common Stock. Ultrak believes that a sale of the Company could provide substantially greater value to shareholders because acquisition premiums are typically in excess of the 13.8% and 4.9% compound annual growth rates referred to above.


     Industry Consolidation
     ----------------------


     Ultrak believes that the security industry in the United States is undergoing significant consolidation and that this consolidation will disadvantage smaller companies like Detection Systems. Recently, Honeywell, which is the Company's largest customer, acquired Pittway, identified by the Company as one of its two major competitors. As a result of this acquisition, Ultrak believes it is likely that the Company will lose out on sales to Honeywell and that Pittway will be strengthened as a competitor to the Company. Ultrak believes, based on conversations with industry participants, that a number of companies with interests in the security industry are interested in purchasing the Company as a means to enhance their own competitive positions within this consolidating industry.


     Lucrative Golden Parachutes for Management
     ------------------------------------------

     Management of the Company has implemented golden parachutes and retirement benefits that Ultrak believes are extraordinarily expensive in relation to the size of the Company and that Ultrak does not believe are in the best interests of the Company. The Company approved employment agreements for Karl H. Kostusiak and David B. Lederer that would result in the payment of golden parachute and retirement benefits to these officers if they were to quit, for any reason, upon a "change of control" of the Company. These agreements are broadly worded, so that either officer could walk away from the Company with huge payments even if a majority of the Company's shareholders became dissatisfied with the Company's management and performance and voted out only two of the Company's five current directors. (If even two of the three Ultrak Nominees are elected, there would be a "change of control" under these golden parachute agreements.) This package provides for benefits that could exceed $7.9 million, in the aggregate, for Messrs. Kostusiak and Lederer. Of that figure, approximately $2.0 million would be payable immediately upon the change of control, and the remaining $5.9 million (which represents a present value) would be paid at various stages in the remainder of the lives of Messrs. Kostusiak and Lederer and their spouses. The aggregate figure represents more than 13% of the Company's market value as of the close of business on June 29, 2000 and approximately 228% of the Company's net income for its fiscal year ended March 31, 2000.

     As the holder of 21% of the Common Stock, Ultrak is amazed at the potential magnitude of these benefits and the fact that they can be unilaterally triggered by Messrs. Kostusiak and Lederer even where the shareholders feel compelled to make changes in the Board of Directors for reasons of poor performance by the Company's management. These rich contracts that the Board of Directors has awarded Messrs. Kostusiak and Lederer could have the absurd result of rewarding management extravagantly for failure!

     For a more detailed estimate of the potential costs of these golden parachutes, please refer to Appendix A to this Proxy Statement.

     Recent Bylaw Amendments
     -----------------------

     Earlier this year, the Company amended its bylaws to further regulate shareholder meetings. The Company removed a provision that allowed a majority of shareholders to call a special meeting. As a result, shareholders can only exercise their rightful control over the composition of the Board of Directors and take other proper shareholder action at an annual meeting or a special meeting called by the Company. In addition, the Company added to the bylaws requirements that shareholders who are nominating candidates for the Board of Directors or making other proposals do so no less than 90 days and no more than 120 days before the anniversary of the previous year's annual meeting. Prior to the amendments, there was no prior notification requirement for shareholder proposals under the Company's bylaws or otherwise. The bylaw amendments are applicable to the 2000 Annual Meeting, and Ultrak complied with these requirements on May 12, 2000.

     Ultrak believes that the Board of Directors adopted these bylaw amendments to further insulate itself from accountability to shareholders. Ultrak holds this belief because these bylaw amendments impose limitations on shareholders' rights to take action at shareholder meetings and because these bylaw amendments were adopted against a background of extensive efforts by George K. Broady, Chairman of the Board and Chief Executive Officer of Ultrak, to cause the Board of Directors to seek a sale of the Company. Ultrak believes that it is likely that the Board of Directors was aware that Ultrak, as a significant shareholder that believed the Company should be sold, might seek to exercise its shareholder's rights to promote that goal.

     Background of Ultrak's Efforts to Increase Value for the Company's
     ------------------------------------------------------------------
     Shareholders
     ------------

     In May 1999, George K. Broady, Chairman of the Board and Chief Executive Officer of Ultrak, contacted representatives of Robert Bosch, GmbH, one of Germany's largest industrial conglomerates ("Bosch"), to determine whether Bosch would be interested in learning more about the Company and in purchasing the Company. Mr. Broady was aware that Bosch had sought unsuccessfully to acquire a U.S. competitor of the Company. Following a meeting in Germany between Mr. Broady and representatives of Bosch, Bosch indicated to Mr. Broady that it would be interested in exploring such an opportunity.

     In the fall of 1999, Mr. Broady contacted Karl H. Kostusiak, Chairman, President and Chief Executive Officer of the Company, to determine whether he would be interested in meeting with representatives of Bosch. Mr. Kostusiak was open to a meeting, although he indicated to Mr. Broady that he was not interested in selling the Company, but rather would like to explore other business relationships with Bosch. At a meeting arranged and attended by Mr. Broady, representatives of Bosch and the Company each made presentations to the other about their respective businesses. Bosch asked to visit the Company's manufacturing facility in China, and Mr. Kostusiak made the necessary arrangements. Mr. Broady was advised that representatives of Bosch and the Company subsequently had several other meetings by telephone and in person, both in the United States and Germany.

     Once Bosch had decided it was interested in purchasing the Company, it involved its investment banking firm in the U.S. and held discussions with Mr. Kostusiak during the fall of 1999. After several discussions between Bosch and Mr. Kostusiak by telephone and in person, Mr. Kostusiak advised Mr. Broady and Bosch that he was not interested in selling the Company. Bosch requested more detailed information about the Company and a meeting with the top operations personnel of the Company. Mr. Broady was advised by Bosch that Mr. Kostusiak was not willing to provide access to the requested information or to the operations personnel. Despite this resistance, Bosch indicated in writing in February 2000 to the Company that Bosch was interested in purchasing the Company, although Bosch did not submit a formal proposal because it understood that the Company did not want to receive such an offer.

     In February 2000, Mr. Kostusiak agreed to permit Mr. Broady to address the Board of Directors by telephone. Mr. Broady encouraged the Company to seek a strategic partner through a sale of the Company, given the general economic climate and consolidation in the security industry. Mr. Broady detailed his reasons, including the fact that the Company's sales in the United States, its largest market, were stagnant or declining and that the Company risked losing important customers through industry consolidation (including as a result of Honeywell's acquisition of Pittway). The Board of Directors did not accept this suggestion or provide to Mr. Broady an explanation for its rejection.

     At a meeting of the Board of Directors on February 21, 2000, the Board of Directors adopted the bylaw amendments referred to above.

     Beginning in October 1999, Mr. Broady also explored the possibility that other parties might be interested in purchasing the Company. Mr. Broady spoke with four other major companies that he believed were interested in considering a purchase of the Company, two of which, to Mr. Broady's knowledge, contacted the Company's management directly. Mr. Broady has not been advised of the outcome of those contacts. Mr. Broady was told by senior managers of all four of these companies that they were only interested in pursuing a negotiated transaction and that they did not perceive the Company to be amenable to a sale. In addition, one of these companies (in addition to Bosch) shared with Mr. Broady its concern about the magnitude of the golden parachute payments that would have to be made to Messrs. Kostusiak and Lederer. Throughout this period, Mr. Broady had regular and frequent telephone conversations with Bosch and Mr. Kostusiak. When Mr. Broady raised the golden parachute problem, Mr. Kostusiak dismissed the issue as not being material or important.

     In conversations with Bosch, Mr. Broady was told that Bosch was very concerned with the size of the golden parachutes that were currently in place. In those discussions, Bosch indicated that any valuation of the Company had to account for the cost of the golden parachutes, and would reduce the amount that could be offered to Company's shareholders. Bosch also told Mr. Broady, directly and through its investment banker, that Bosch did not want to pursue an unfriendly acquisition of the Company and that Mr. Kostusiak still did not want to sell the Company despite all of Bosch's efforts to persuade him otherwise.

     On March 30, 2000, Mr. Kostusiak called Mr. Broady to inform him that the Company's management would seek to undertake and participate in a leveraged buyout of the Company and stated that the Company was in discussions with several buyout firms. Mr. Broady asked Mr. Kostusiak if Bosch was aware of this latest development. Mr. Kostusiak said that Bosch was not aware of it, but that he would probably tell them. Mr. Broady indicated that he believed Bosch ought to know this and that other parties should have an opportunity to bid for the Company as well and should be furnished with the same financial information that Mr. Kostusiak had furnished to the buyout firms.

     In a conversation in late April 2000, Mr. Kostusiak notified Mr. Broady that Larry Tracy, who had been in charge of the Company's international business, had left the Company to work for the combined Pittway-Honeywell business, a major competitor of the Company. Mr. Kostusiak stated to Mr. Broady that he now thought it might be in the best interests of the Company to sell to Bosch in light of competitive concerns.

     In early May 2000, Bosch met with, and received an updated product presentation from, the Company and engaged in discussions with the Company about various strategic possibilities, including majority ownership by Bosch. Two or three weeks after those discussions, Bosch reiterated its interest in acquiring 100% of the Company, but, according to Bosch, the Company was only receptive to discussing the possibility of a majority investment in the Company by Bosch, rather than a complete acquisition of the Company. Mr. Kostusiak reported to Mr. Broady that Bosch was "duly impressed" with the Company's technology and that discussions with Bosch would continue.

     In early May 2000, Mr. Broady contacted Mr. Kostusiak and indicated that, although he was pleased that discussions would continue with Bosch, in light of Mr. Kostusiak's past reluctance to sell the Company, Mr. Broady simply could not rely on this continued willingness without some formal reassurance. At this same time Mr. Broady indicated his desire to avoid the cost and distraction to Ultrak and the Company of a lengthy proxy fight. Mr. Broady indicated that he would be more comfortable if Ultrak had board representation and discussed with Mr. Kostusiak ways to avoid a proxy fight at the Company's 2000 Annual Meeting. In light of the deadline under the recent bylaw amendments for advance notification of director nominations, Mr. Broady proposed through counsel to resolve the issue through an agreement under which the Company would call a special meeting at the request of Ultrak if the Company's discussions with Bosch failed to produce tangible results. The purpose of that special meeting would have been to permit Ultrak to cause the election of a majority of the Board of Directors that would be independent of management and that would consider favorably a possible sale of the Company or any alternative that would produce more value for the Company's shareholders. The Company would not agree to this proposal, and on May 12, 2000, Ultrak gave notice to the Company of its director nominations.

     ULTRAK STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF ULTRAK NOMINEES.

                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company Proxy Statement discloses that the Board of Directors currently consists of five directors, each serving a term of one year. Based on the information in the Company Proxy Statement, five directors are to be elected at the Annual Meeting. The directors so elected will serve in such capacity for a one-year term to expire at the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified.

     On May 12, 2000, Ultrak gave notice to the Company of its intention to nominate at the 2000 Annual Meeting five individuals to serve as directors of the Company. Subsequently, Ultrak determined that the election of two of its nominees to the Board of Directors could be problematic due to the fact that Ultrak and the Company have competitive products and that Ultrak's directors might be precluded from serving as Company directors under applicable antitrust laws. Accordingly, on June 16, 2000, Ultrak advised the Company that it would nominate only three of the five originally proposed nominees.

     If all of the Ultrak Nominees are elected to the Board of Directors, they would constitute a majority of the Board. The golden parachute agreements between the Company and each of Messrs. Kostusiak and Lederer provide that such a change in the composition of a majority of the Board of Directors would entitle Messrs. Kostusiak and Lederer to voluntarily quit as officers of the Company and receive the benefits described above under the caption "REASONS FOR THIS SOLICITATION -- Lucrative Golden Parachutes for Management" and illustrated below in Appendix A to this proxy statement. Under the terms of the golden parachute agreements in such circumstances, the golden parachute payments would be due without regard to whether the Company is sold or enters into an alternative transaction that might provide greater value for the Company's shareholders.

     Ultrak has commenced litigation seeking to invalidate the golden parachute agreements and to preliminarily and permanently enjoin the making of any payments under them, as well as for other relief, by filing a shareholder derivative complaint on June 30, 2000 in the United States District Court for the Western District of New York (the "Court") against the Company's five current directors, including Messrs. Kostusiak and Lederer. The complaint alleges, among other things, that the golden parachute agreements:


     o provide for payments to Kostusiak and Lederer that are so significant in amount as to constitute a breach of their fiduciary duties to the Company and its shareholders


     o provide that "if either Kostusiak or Lederer is terminated for cause -- narrowly defined to include, among other things, such egregious acts as theft of Company funds -- he would still be entitled to receive full benefits for three years or for the remainder of the five year duration of the Agreement, whichever is longer, subject only to repayment of any monetary damages suffered by the Company"


     o discourage and impair transactions, such as a sale or merger of the Company, that may enhance shareholder value and

     o limit "efforts to enhance shareholder value or any change in composition of the Company's Board of Directors because would-be acquirors or even shareholders desiring to obtain just minority representation on the Board face the prospect that, if successful, they will trigger the dissipation of a sizeable portion of the Company's value to Kostusiak and Lederer."


Ultrak intends to move for a preliminary injunction in advance of the 2000 Annual Meeting. On July 11, 2000, Ultrak filed an amended complaint and an application for expedited discovery in connection with its upcoming motion for a preliminary injunction. On the following day, the defendants filed papers in opposition to Ultrak's application for expedited discovery, as well as a motion to dismiss the amended complaint. Defendants' motion to dismiss does not challenge the adequacy of Ultrak's allegations concerning the economic import of the golden parachutes or their legal impropriety, but is limited to an attack upon Ultrak's adequacy as a derivative plaintiff. Subsequently, both Ultrak and the defendants filed further papers in connection with Ultrak's application for expedited discovery. As of the time of filing hereof, the Court has not ruled upon Ultrak's application. Ultrak will respond to defendants' motion to dismiss according to a briefing schedule to be set by the Court.

     Ultrak is proposing the election of the three Ultrak Nominees to the Board of Directors. Ultrak does not expect that any of the Ultrak Nominees will be unable to stand for election, but in the event that a vacancy in the slate of Ultrak Nominees should occur unexpectedly, the shares of Common Stock represented by the proxy card furnished by Ultrak will be voted for a substitute candidate selected by Ultrak. If the Company expands the size of the Board of Directors subsequent to the date of this proxy statement and Ultrak determines to add nominees, Ultrak will supplement this proxy statement. If, however, the Company does not leave reasonable time before the 2000 Annual Meeting to supplement this proxy statement, Ultrak reserves the right to nominate additional nominees and to use the discretionary authority granted by the proxies it is soliciting to vote for such additional nominees, or to seek judicial relief.

     The following information concerning age, principal occupation and business experience during the last five years, and current directorships has been furnished to Ultrak by the Ultrak Nominees, all of whom have expressed their willingness to serve on the Board of Directors if elected.

     RONALD F. HARNISCH, age 57, has been a practicing attorney since 1971 and has been in private practice as a sole practitioner for over the last 10 years.

     ROBERT L. FROME, age 62, has been the managing partner of the law firm of Olshan, Grundman, Frome, Rosenzweig & Wolsky, LLP for over 20 years. He currently sits on the boards of directors of Health Care Services Group, Inc. and NUCO 2.

     WILLIAM D. BREEDLOVE, age 60, has been the Chairman of Breedlove, Wesneski, Co. since 1984 and is currently the Vice Chairman of HBW Holdings, the parent company of Breedlove, Wesneski, Co. He currently sits on the board of directors of NCI Building Systems.

     If elected, each Ultrak Nominee would receive such directors' fees as may be payable by the Company in accordance with its practice at the time. There are no other understandings or arrangements between Ultrak and any Ultrak Nominee relating to the matters contemplated by this Proxy Statement.

     Additional information concerning the Ultrak Nominees is set forth in Appendices A and B to this Proxy Statement.

                             SOLICITATION; EXPENSES

     Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and personal solicitation. Proxies may be similarly solicited by Ultrak and by the Ultrak Nominees. No additional compensation will be paid to Ultrak and to the Ultrak Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Ultrak solicitation material to their customers for whom they hold shares and Ultrak will reimburse them for their reasonable out-of-pocket expenses.


     George K. Broady may be deemed to be a "participant" in the solicitation as described in Item 4(b) of Schedule 14A. Through his ownership of Ultrak's common and preferred stock, Mr. Broady controls approximately 31% of the voting power of all outstanding shares of Ultrak's capital stock. Mr. Broady's business address is 1301 Waters Ridge Drive, Lewisville, Texas 75057, and his principal occupation is acting as Chairman of the Board and Chief Executive Officer of Ultrak. Neither Mr. Broady nor any of his associates (other than Ultrak) holds, nor within the past two years has held, securities of the Company beneficially or of record. Mr. Broady is not and has not within the past year been a party to any contract, arrangement or understanding with any person with respect to any securities of the Company. Neither Mr. Broady nor any of his associates has entered into any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which any of the persons described in Item 404(a) of Regulation S-K had, or will have, a direct or indirect material interest. Neither Mr. Broady nor any of his associates have any arrangement or understanding with any person (1) with respect to any future employment by the Company or its affiliates, or (2) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. No other employees of Ultrak are participants in the solicitation.


     Ultrak has retained Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation of proxies and for related services. Ultrak will pay Georgeson an estimated fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. Approximately 50 persons will be used by Georgeson in its solicitation efforts.

     The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by Ultrak.

     Ultrak estimates that the total expenditures relating to its proxy solicitation incurred by Ultrak, including expenditures in connection with litigation challenging the Company's golden parachute agreements, will be approximately $500,000, approximately $150,000 of which has been incurred to date. Ultrak intends to seek reimbursement from the Company for those expenses incurred by Ultrak if the Ultrak Nominees are elected to the Board of Directors. It does not intend to propose to the Board of Directors that the question of such reimbursement be put to a vote of the Company's stockholders.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND MANAGEMENT


     See Appendix D for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of the Common Stock by Company management and the members of the Board of Directors.


                           VOTING AND PROXY PROCEDURES


     For the proxy solicited hereby to be voted, the BLUE proxy card to be supplied by Ultrak must be signed, dated and returned to Ultrak, c/o Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Ultrak Nominees, you must submit the BLUE proxy card to be supplied by Ultrak and must NOT submit the Company's proxy card, even if you wish to vote for any of the Company Nominees. ONCE YOU HAVE RETURNED THE COMPANY'S PROXY CARD TO THE COMPANY, YOU HAVE THE RIGHT TO REVOKE IT AS TO ALL MATTERS COVERED THEREBY AND MAY DO SO BY SUBSEQUENTLY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.


     If your shares are held in the name of a brokerage firm, bank or nominee, only that entity can vote such shares and only upon receipt of your specific instruction. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card.

     Execution of a BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation, (ii) submitting a duly executed proxy bearing a later date to the Secretary of the Company or
(iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

     The holders of a majority of shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum under the Company's bylaws. Election of the Ultrak Nominees requires the affirmative vote of a plurality of the votes cast on the matter at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only shares of Common Stock that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares of Common Stock present at the Annual Meeting that are not voted for a particular nominee (including broker non-votes) and shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward such nominee's attainment of a plurality.

     Shares of Common Stock represented by a valid, unrevoked BLUE proxy card will be voted as specified. You may vote FOR the election of the Ultrak Nominees or withhold authority to vote for the election of the Nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote from any of the Ultrak Nominees by writing the name of such nominee in the space provided on the BLUE proxy card. If no specification is made, such shares will be voted FOR the election of all of the Ultrak Nominees. Therefore, if you want your vote to be counted for the election of the Ultrak Nominees, you must execute and return a BLUE proxy card.


     Except as set forth in this Proxy Statement, Ultrak is not aware of any other matter to be considered at the Annual Meeting. However, if Ultrak learns of any other proposals made at a reasonable time before the

Annual Meeting, Ultrak will either supplement this Proxy Statement and provide an opportunity to Stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter the persons named as proxies on the BLUE proxy card to be supplied by Ultrak will vote proxies solicited hereby in their discretion.


     Only holders of record of Common Stock on July 3, 2000, the Record Date established by the Board of Directors for the Annual Meeting, will be entitled to vote at the Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting, rights in connection with the Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the BLUE proxy card, even if you sell such shares after such date.


     Because Ultrak intends to solicit proxies for only three of the available seats, execution of the BLUE proxy card to be supplied by Ultrak will revoke previous proxies and, therefore, in choosing to vote for the Ultrak Nominees, shareholders will not be able to vote for the full complement of five directors. If the Ultrak Nominees are elected, the Company's nominees elected to fill the other two seats might decline to serve, but the existence of two vacancies on the Board of Directors will not affect the ability of the Board of Directors to act. If the Company's nominees who are elected do serve with the Ultrak Nominees, there might be a "split" on the Board of Directors. In all events, Board action may be taken by a majority of the directors present at a meeting at which a quorum has been established. A quorum is a majority of the whole Board of Directors, currently three of the five directors. The Ultrak Nominees do not currently have any plans to fill any vacancies that may exist or be created on the Board of Directors and will consider any such possibility if and when it should occur.

     Ultrak believes that it is in your best interest to elect the Ultrak Nominees at the Annual Meeting because the Ultrak Nominees are committed to actively exploring a sale of the Company or any other alternative that might provide greater shareholder value than a sale. There can be no assurance that the election of the Ultrak Nominees or a sale of the Company will maximize shareholder value. ULTRAK STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE ULTRAK Nominees.

                             ADDITIONAL INFORMATION

     An Ultrak subsidiary is party to an Amended and Restated Credit Agreement among Ultrak Operating, L.P., American National Bank and Trust Company of Chicago and Certain Lenders, dated March 22, 2000, which provides for a $45,000,000 revolving line of credit. Pursuant to this agreement, if Ultrak sells all of its shares of Common Stock, whether in connection with a sale of the Company or otherwise, the proceeds of such sale must be applied to reduction of this debt. If Ultrak sells all of its shares and complies with the application of proceeds requirement, it would be entitled to a 0.25% reduction on the interest rate under this agreement.

     Reference is made to the proxy statement that will be furnished by the Board of Directors for information concerning the Company's management, the procedures for submitting proposals for consideration at the next Annual Meeting of Stockholders of the Company and certain other matters regarding the Company and the Annual Meeting. The Company also is required to provide to stockholders its Annual Report to Stockholders for the year ended March 31, 2000, which contains certain information as to the Company's financial condition and other matters. Ultrak will not verify, and assumes no responsibility for, the accuracy or completeness of any such information.

                                        ULTRAK, INC.


__________, 2000

                                                                      Appendix A

                            GOLDEN PARACHUTE PAYMENTS


     The following chart, prepared on August 4, 2000 for Ultrak at Ultrak's expense by an independent accounting firm from publicly available information and assumptions believed by such independent accounting firm to be reasonable, illustrates the very substantial payments that Messrs. Kostusiak and Lederer could demand under their golden parachute agreements with the Company if a change of control of the Company were to occur and if they were to quit or have their employment terminated. The independent accounting firm has consented to the use of the chart and does not object to its use in this proxy statement, but has advised Ultrak that Ultrak may not identify this firm in the proxy statement. Unless otherwise indicated as an assumption or an estimate, all information for these calculations has been taken from the following of the Company's reports and statements (including employment agreements attached to such reports and statements) filed with the Securities and Exchange Commission (the "SEC"): Definitive Proxy Statement for 1997 Annual Meeting, Definitive Proxy Statement for 1999 Annual Meeting, Periodic Report on Form 10-Q for the quarter ended December 31, 1999 and Annual Report on Form 10-K for the fiscal year ended March 31, 2000. The chart does not:


     o take into account the value of any Company repayment of loans against Messrs. Kostusiak and Lederer's life insurance policies that they may have taken out or may take out prior to the change of control. For each dollar of the loan repaid by the Company, the Company also will be liable for a gross-up payment of $3.08 under the terms of the golden parachute agreements;

     o reflect the fact that $1,464,572 of these payments (plus any amount of loan repayment and gross-up with respect thereto) would not be deductible by the Company as an expense;

     o reflect the value of any options that the Board of Directors may grant to Messrs. Kostusiak and Lederer.

     For the purpose of calculating present values, the discount rates assumed were the applicable federal rates for the month of June 2000, as required under
Section 280G of the Internal Revenue Code for determinations made as of that time. Any assumptions regarding cost of living adjustments were considered reasonable approximations of future expectations based on current market conditions.


-------------------------------- ---------------------------- ---------------------------- ----------------------------

   Golden Parachute Benefit            Karl Kostusiak                David Lederer                    Total

-------------------------------- ---------------------------- ---------------------------- ----------------------------
Cash Severance Payment(1)               $1,246,362                     $577,254                   $1,823,616
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Cash Payment In Lieu of                     80,577                       75,033                      155,610
Benefits(2)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Noncompete              1,057,369                      931,306                    1,988,675
Payment(3)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Continued                 422,400                      446,400                      868,800
Medical Payment(4)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Continued                 110,871                      115,661                      226,532
Fringe Benefits(5)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Retirement              1,673,960                      608,971                    2,282,931
Benefit(6)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Tax "Gross-Up" Payment(7)                  588,853                     --------                      588,853
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Total Estimated Payments                $5,180,392                   $2,754,625                   $7,935,017
-------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Messrs. Kostusiak and Lederer are entitled to a one time cash severance payment upon termination equal to three times the highest total cash compensation (including base salary and bonuses) paid to them in any of their respective last three fiscal years completed prior to termination.

(2) Messrs. Kostusiak and Lederer are entitled to a cash payment representing the amounts the Company would expend on "benefits" for a three year period following termination. The above estimate does not include cash compensation or options. Our estimated values for Messrs. Kostusiak and Lederer are $1,000 per month for general health and welfare, $10,000 per year for auto, and $4,859 per year for Mr. Kostusiak's 401(k) and $3,011 per year for Mr. Lederer's 401(k).


(3) Messrs. Kostusiak and Lederer will be paid annual non-compete fees equal to or greater than $154,500 and $123,600, respectively, subject to increase each year if and to the extent the CPI has increased during the preceding year. These fees will be paid so long as Messrs. Kostusiak and Lederer abide by their non-compete agreements through the age of 69. A CPI rate of 3% and a discount rate of 7.87% were assumed in calculating the present value of this benefit.

(4) Messrs. Kostusiak and Lederer and their spouses will continue to receive medical benefits throughout their lifetimes. The benefit of these medical payments is estimated at a total of $600 per month for each of Mr. Kostusiak and his spouse and a total of $600 per month for each of Mr. Lederer and his spouse. Medical inflation of 6% and a discount rate of 7.87% were assumed in calculating the present value of this benefit. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.

(5) Messrs. Kostusiak and Lederer will also be entitled to continue to receive fringe benefits throughout their lifetimes. From the time of termination until age 69 the estimated value of this benefit is $10,000 a year for both Messrs. Kostusiak and Lederer. From age 69 until death, these fringe benefits are limited to 60% of the pre-retirement levels and are thus estimated at $6,000 per year. A discount rate of 7.87% was assumed in calculating the present value of these fringe benefits. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.

(6) Messrs. Kostusiak and Lederer will be entitled to receive retirement benefits from age 69 until the later of their death or the death of their respective spouses. This amount is equal to 60% of the base salary for the last year of their full time employment, increased each year thereafter by any increase in the CPI, except that the wage benefit for their spouses shall be 75% of that amount after the executives' deaths. These estimates were calculated assuming a discount rate of 7.87%. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.


(7) The Company is obligated to make tax gross-up payments to Mr. Kostusiak, the net effect of which is to provide additional amounts to Mr. Kostusiak for the purpose of paying golden parachute excise taxes resulting from his receipt of the Cash Severance Payment, the Cash Payment In Lieu of Benefits, and, if applicable, repayment by the Company of loans to Mr. Kostusiak under his life insurance policy. The gross-up provisions also require that the gross-up payment include amounts to cover all federal, state, and local income and excise taxes that Mr. Kostusiak is required to pay by virtue of receiving the gross-up payment itself. For purposes of calculation, the tax rates for Mr. Kostusiak were assumed to be 39.2634% for federal income taxes, 6.85% for New York State income taxes and 1.45% for Medicare taxes. The applicable federal excise tax of 20% pursuant to Section 280G of the Internal Revenue Code was also used in the calculation. For purposes of calculation under Section 280G of the Internal Revenue Code, the Base Amount of Messrs. Kostusiak and Lederer was assumed to be the average of Messrs. Kostusiak's and Lederer's annual salary and bonus for the past five years.

                                                                      Appendix B

          INFORMATION CONCERNING PARTICIPANTS IN THE PROXY SOLICITATION

     The following sets forth the name, business address, and the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) as of February 10, 2000 by each of (i) Ultrak and (ii) the Ultrak Nominees:

                                                             Number of Shares of Common
                                                                      Stock of
                                                                     the Company               Percent of Common
Name                            Business Address                Beneficially Owned(1)       Stock of the Company(1)
----                            ----------------                ------------------          --------------------
Ultrak, Inc.                    1301 Water's Ridge Drive              1,335,100                       21%
                                Lewisville, TX  75240

Ronald F. Harnisch              1 Tudor City Place                        0                            *
                                New York, NY  10017

Robert L. Frome                 Olshan, Grundman, Frome,                  0                            *
                                Rosenzweig & Wolsky, LLP
                                505 Park Avenue
                                New York, NY  10022

William D. Breedlove            Hoak Securities Corp.                     0                            *
                                One Galleria Tower
                                13355 Noel Road
                                Suite 1650
                                Dallas, TX  75240

----------

     *    Less than 1%.


     (1) All percentages are based on the 6,364,000 shares of Common Stock outstanding as of June 2, 2000 according to the Company's report on Form 10-K filed on June 29, 2000.


     Except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Ultrak, none of Ultrak, any of the persons participating in this solicitation on behalf of Ultrak, any of the Ultrak Nominees nor any associate of any of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will be or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Ultrak, none of Ultrak, any of the persons participating in this solicitation on behalf of Ultrak, any of the Ultrak Nominees, nor any associate of any of the foregoing persons has had or is deemed to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or in any proposed transaction, to which the Company or any of its affiliates was or is a party.

     None of the corporations or organizations in which any of the Ultrak Nominees has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and none of the Ultrak Nominees holds any position or office with the Company, has any family relationship with any executive officer or director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation.

                                                                      Appendix C

                TRANSACTIONS IN SHARES OF DETECTION SYSTEMS, INC.

     The following table sets forth information with respect to all purchases and sales of shares of Common Stock by Ultrak and its associates, affiliates and the Ultrak Nominees during the past two years:

                                        Date of             Nature of           Number of       Price Per
For the account of:                     Transaction         Transaction          Shares           Share
------------------                      -----------         -----------          ------           -----
Ultrak, Inc.                            6/16/98             Purchase               3,000          $9.31
                                        6/18/98             Purchase              22,800           9.31
                                        6/29/98             Purchase               3,000           9.06
                                        6/30/98             Purchase               7,000           9.06
                                        6/30/98             Purchase               3,000           8.94
                                        7/10/98             Purchase               5,000           9.06
                                        7/13/98             Purchase              21,000           9.06
                                        7/14/98             Purchase               2,000           9.06
                                        7/21/98             Purchase               4,000           9.06
                                        7/22/98             Purchase               5,000           9.06
                                        7/24/98             Purchase               2,500           8.81
                                        7/28/98             Purchase               4,500           8.81
                                        7/31/98             Purchase               5,500           8.81
                                        8/3/98              Purchase               2,000           8.81
                                        8/4/98              Purchase              14,500           8.81
                                        8/5/98              Purchase              11,000           8.81
                                        8/6/98              Purchase               5,000           8.81
                                        8/7/98              Purchase               5,000           8.81
                                        8/10/98             Purchase               8,000           8.56
                                        8/11/98             Purchase               7,000           8.51
                                        8/18/98             Purchase               1,000           8.81
                                        8/19/98             Purchase               7,000           8.81
                                        8/20/98             Purchase               9,000           8.81
                                        8/21/98             Purchase              50,000           8.69
                                        8/24/98             Purchase               3,000           8.81
                                        8/24/98             Purchase               1,000           8.81
                                        8/25/98             Purchase               5,000           8.94
                                        8/25/98             Purchase              24,000           8.94
                                        8/25/98             Purchase               3,941           8.94
                                        8/26/98             Purchase               2,000           8.94
                                        8/27/98             Purchase              10,000           8.94
                                        8/28/98             Purchase              44,500           8.94
                                        8/28/98             Purchase              77,000           9.06
                                        8/31/98             Purchase               8,000           8.94
                                        9/1/98              Purchase               5,000           8.94
                                        9/1/98              Purchase              23,000           8.87
                                        9/1/98              Purchase               2,000           8.81
                                        9/2/98              Purchase              15,000           8.75
                                        9/3/98              Purchase              15,000           8.75
                                        9/3/98              Purchase               6,500           8.69
                                        9/4/98              Purchase               4,000           8.75
                                        9/9/98              Purchase               2,000           8.50
                                        9/11/98             Purchase               2,000           8.50





                                        Date of             Nature of           Number of       Price Per
For the account of:                     Transaction         Transaction          Shares           Share
------------------                      -----------         -----------          ------           -----
                                        9/14/98             Purchase               6,000           8.50
                                        9/15/98             Purchase               1,059           8.50
                                        9/16/98             Purchase               9,000          $8.63
                                        9/17/98             Purchase              21,000           8.75
                                        9/21/98             Purchase               2,500           8.63
                                        9/25/98             Purchase               5,000           9.13
                                        10/7/98             Purchase             130,000           9.63
                                        10/8/98             Purchase               1,500           9.13
                                        10/9/98             Purchase              10,000           9.13
                                        10/12/98            Purchase               5,000           9.35
                                        10/13/98            Purchase               2,000           9.50
                                        10/14/98            Purchase               5,000           9.75
                                        10/16/98            Purchase              10,000           9.50
                                        10/19/98            Purchase               2,000           9.50
                                        10/19/98            Purchase               4,000           9.63
                                        10/20/98            Purchase              30,000           9.50
                                        10/22/98            Purchase               6,000           9.50
                                        10/28/98            Purchase               4,500          10.00
                                        10/30/98            Purchase               3,000          10.00
                                        11/2/98             Purchase               5,000          10.00
                                        1/7/99              Purchase               2,000           8.88
                                        1/8/99              Purchase               2,000           9.13
                                        1/11/99             Purchase               5,000           9.48
                                        1/12/99             Purchase               3,000           9.83
                                        1/13/99             Purchase               3,000           9.67
                                        1/14/99             Purchase               5,000           9.38
                                        1/19/99             Purchase              10,000           9.69
                                        1/21/99             Purchase               3,000           9.75
                                        1/26/99             Purchase               5,000           9.75
                                        4/8/99              Purchase               2,000           7.25
                                        4/13/99             Purchase               4,000           7.06
                                        4/14/99             Purchase               2,000           7.38
                                        4/14/99             Purchase               2,000           7.38
                                        4/14/99             Purchase               2,000           7.50
                                        4/14/99             Purchase               2,000           7.38
                                        5/21/99             Purchase               1,500           8.50
                                        5/21/00             Purchase               1,500           8.50
                                        5/21/00             Purchase               1,500           8.50
                                        5/21/00             Purchase               1,500           8.50
                                        5/21/00             Purchase               1,500           8.50
                                        5/24/99             Purchase               1,500           8.50
                                        6/3/99              Purchase               1,000           8.50
                                        6/4/99              Purchase               6,000           8.50
                                        5/19/00             Purchase                 100          10.13

                                                                      Appendix D

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, to the knowledge of Ultrak based on a review of publicly available information filed with the SEC, each person (other than directors, whose beneficial ownership is in the table on the following page) reported to own beneficially more than 5% of the outstanding Common Stock:

                                           Amount and Nature of Beneficial
          Name and Address of                        Ownership of
           Beneficial Owner                          Common Stock                        Percent of Class(1)
           ----------------                          ------------                        ----------------
Ultrak, Inc.                                              1,335,100                            21.0%
1301 Water's Ridge Drive
Lewisville, TX  75240

Dimensional Fund Advisors Inc.                              388,872(2)                          6.1%(2)
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

USGM Securities, Inc.                                       334,371(3)                          5.3%(3)
94 Cedar Street
P.O. Box 1424
Corning, NY  14830

------------------------

(1) Based upon the 6,364,000 shares of Common Stock outstanding as of June 2, 2000 according to Company's report on Form 10-K filed on June 29, 2000.

(2)  Information obtained from Schedule 13G filed on February 3, 2000.

(3)  Information obtained from Schedule 13G filed on February 8, 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of June 7, 1999 with respect to the beneficial ownership of shares of Common Stock by each of the Company's directors and executive officers and all directors and executive officers as a group:(1)

                                                                   Amount and Nature of             Percent of
                             Name                                Beneficial Ownership(2)           Common Stock
                             ----                                --------------------              ------------
Directors (Other than Executive Officers)
     Donald R. Adair..........................................                1,549(3)                  *
     Mortimer B. Fuller, III..................................                3,645                     *
     Edward C. McIrvine.......................................                7,500                     *
Executive Officers............................................
     George E. Behlke.........................................               53,683(4)(5)               *
     Karl H. Kostusiak........................................              571,761(4)(5)              8.8%
     David B. Lederer.........................................              324,502(4)(5)              5.0%
     Frank J. Ryan............................................               75,276(4)(5)(6)           1.2%
     Lawrence R. Tracy........................................              133,473                    2.1%
All directors and executive officers as a group including
persons named above
(9 persons)...................................................            1,175,640(3)-(6)             18.5%
-----------------------

*Less than 1 percent.

(1)  All such information was obtained from the Company Proxy Statement.

(2) For all shares listed, each person possesses both sole voting and investment power, except for those shares listed in notes (3) through (6) below.

(3) Includes 1,173 shares held in custodianship for Mr. Adair's children under the Uniform Gifts to Minors Act of New York for which Mr. Adair disclaims beneficial ownership.

(4)  Includes 16,790, 8,000, 4,000, 5,664, 76,865 and 117,219 shares which may be acquired upon exercise of warrants and options held by Messrs. Behlke, Kostusiak, Lederer, Ryan, Tracy and all directors and executive officers as a group, respectively.

(5)  Includes 9,234, 179,840, 117,465, 8,492, 6,488 and 321,519 hypothetical shares credited to the accounts of Messrs. Behlke, Kostusiak, Lederer, Ryan, Tracy and all directors and executive officers as a group, respectively, pursuant to the Company's deferred compensation plans, which shares may be acquired by them upon retirement.

(6) Includes 810 shares held in trust for Mr. Ryan's son under the Uniform Gifts to Minors Act of New York for which Mr. Ryan disclaims beneficial ownership.

                             DETECTION SYSTEMS, INC.

                THIS PROXY IS SOLICITED ON BEHALF OF ULTRAK, INC.

The undersigned stockholder of Detection Systems, Inc. (the "Company") hereby appoints George K. Broady and Mark L. Weintrub, and each of them, with several powers of substitution, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at [date, time, location], and at any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE DETERMINATION OF THE PROXY HOLDERS AS TO OTHER MATTERS. The undersigned stockholder hereby acknowledges receipt of the Ultrak Proxy Statement.

The undersigned stockholder may revoke this proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company or by attending the Annual Meeting of Stockholders.

                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

 X        PLEASE MARK
---       VOTED AS IN
          THIS EXAMPLE
          DETECTION SYSTEMS, INC        1. Election of Directors   For All     With    For All
                                                                   Nominees    hold    Except

                                        Ronald F. Harnisch
                                        Robert L. Frome             [ ]        [ ]       [ ]
                                        William D. Breedlove

                                        If you do not wish your shares voted
                                        "For" a particular nominee, mark the
                                        "For All Except" box and strike a line
                                        through the name(s) of the nominee(s).
                                        Your shares will be voted for the
                                        remaining nominee(s).

                                        To transact such other business as may
                                        properly come before the meeting or any
                                        adjournment thereof.

                                        The undersigned stockholder(s)
                                        authorize(s) the proxies to vote on the
                                        above matter as indicated and to vote,
                                        in their discretion, upon such other
                                        matters as may properly come before the
                                        Annual Meeting or any adjournments or
                                        postponements thereof.

--------------------------------------------------------------------------------
Stockholder sign here                               Co-owner sign here



--------------------------------------------------------------------------------
Dated                                                         Dated